Exhibit 99.1

MoSys, Inc. Reports Fourth Quarter and Full Year 2014 Financial Results

SANTA CLARA, Calif.--(BUSINESS WIRE)--January 30, 2015--MoSys (NASDAQ: MOSY), a leader in semiconductor solutions that enable fast, intelligent data access for network and communications systems, today reported financial results for the fourth quarter and fiscal year ended December 31, 2014.

Full Year 2014 and Recent Highlights

  Recently announced collaboration with EZchip Semiconductor’s NPS family of network processors and a customized derivative of the MoSys Bandwidth Engine® 3;
  Launched LineSpeed™ 100G Low-Power Retimer;
  Established a dual-sourcing product and technology partnership with GSI Technology;
  Introduced third-generation Bandwidth Engine architecture;
  Nearly doubled total number of IC design wins in 2014 over 2013;
  Increased IC product revenue to over 40% of total 2014 revenue; and
  Ended the year with total cash and investments of $25.8 million.

Management Commentary

Commenting on the results, Len Perham, president and CEO of MoSys, said, “We finished 2014 on a strong note, as design win activity for our Bandwidth Engine products picked up substantially in the fourth quarter. Specifically, the accelerating adoption of our Bandwidth Engine 2 products resulted in our best design win quarter to date, and total design wins for 2014 nearly doubled the number of wins secured in 2013. These most recent wins include expanded traction for our solutions into high-performance switching and security applications that reside in both the data center and at the edge of the Cloud.

“During the year, we continued to make progress on our product development roadmap and broadened our product offerings with the introduction of the Bandwidth Engine 3 architecture and our LineSpeed 100G Low Power Retimer for optical modules. These solutions, along with an anticipated further expansion of our LineSpeed product portfolio, will allow us to meaningfully expand our served available market in 2015. In addition, we recently announced a collaboration with EZchip intended to provide a customized version of Bandwidth Engine 3 for EZchip’s NPS family of C-programmable network processors. This significant partnership should accelerate the adoption of our Bandwidth Engine products in the marketplace. We believe it demonstrates the value that leading IC companies in our ecosystem are beginning to place on our solutions. We are currently working closely with EZchip to complete the integration and technology verification of our respective component families with the goal of sampling to customers later this year.

Mr. Perham concluded, “With our strong fourth quarter design win activity, we believe we are well positioned for growth in 2015 with solid design win traction, a robust sales funnel and an expanding product portfolio, all of which are expected to drive both additional design wins and a ramping of revenue in the second half of the year.”

Fourth Quarter Results

Total net revenue for the fourth quarter of 2014 was $1.1 million, compared with $1.1 million reported in the third quarter of 2014 and $1.0 million in the fourth quarter of 2013.

Fourth quarter 2014 total revenue included product revenue of $0.3 million, compared with $0.4 million in the third quarter of 2014 and $0.2 million in the year ago period. Royalty and other revenue for the fourth quarter of 2014, which includes licensing revenue, was $0.8 million as compared with $0.7 million in the previous quarter and $0.8 million in the fourth quarter of 2013.

Gross margin for the fourth quarter of 2014 was 76 percent, compared with 61 percent in the third quarter of 2014 and 78 percent for the fourth quarter of 2013. Fourth quarter gross margin reflects a higher mix of royalty and other revenue, which carry higher gross margins than IC products.

Total operating expenses on a GAAP basis for the fourth quarter of 2014 were $9.8 million, compared with $9.2 million in the previous quarter and $7.3 million for the fourth quarter of 2013, as research and development expenses for taping out new products were significantly higher than in prior periods. Fourth quarter 2014 operating expenses included $0.3 million of amortization of intangible assets and $1.0 million in stock-based compensation expense.

GAAP net loss for the fourth quarter of 2014 was $9.0 million, or ($0.18) per share, compared with a net loss of $8.5 million, or ($0.17) per share, in the previous quarter and a net loss of $6.5 million, or ($0.13) per share, for the fourth quarter of 2013. Non-GAAP net loss for the fourth quarter of 2014 was $7.7 million, or ($0.15) per share, which excludes amortization of intangible assets and stock-based compensation expense. Earnings per share for the fourth quarter of 2014 were computed using approximately 49.8 million weighted shares on a GAAP and non-GAAP basis.

Full Year 2014 Results

Total revenue for 2014 was $5.4 million, compared with $4.4 million for 2013. Net loss for 2014 was $32.7 million, or ($0.66) per share, compared with a loss of $24.8 million, or ($0.55) per share, in 2013. Non-GAAP net loss for 2014 was $27.1 million, or ($0.55) per share, excluding stock-based compensation charges of $4.6 million and intangible asset amortization charges of $1.0 million, compared with a non-GAAP net loss for 2013 of $20.1 million, or ($0.44) per share. Earnings per share for the full year 2014 were computed using approximately 49.5 million weighted shares on a GAAP and non-GAAP basis.

A reconciliation of GAAP results to non-GAAP results is provided in the financial statement tables following the text of this press release.

Financial Results Webcast / Conference Call

MoSys will host a conference call and webcast with investors today at 5:30 a.m. Pacific Time (8:30 a.m. Eastern Time) to discuss the fourth quarter and full year 2014 financial results. Investors and other interested parties may access the call by dialing 1-800-510-0146 in the U.S. (1-617-614-3449 outside of the U.S.), and entering the pass code 62577051 at least 10 minutes prior to the start of the call. In addition, an audio webcast will be available through the MoSys Web site at http://www.mosys.com. A telephone replay will be available for two business days following the call at 1-888-286-8010 in the U.S. (1-617-801-6888 outside of the U.S.), pass code of 78602238.

Use of Non-GAAP Financial Measures

To supplement MoSys’ consolidated financial statements presented in accordance with GAAP, MoSys uses non-GAAP financial measures that exclude from the statement of operations the effects of stock-based compensation and amortization of recorded intangible assets. MoSys’ management believes that the presentation of these non-GAAP financial measures is useful to investors and other interested persons because they are one of the primary indicators that MoSys’ management uses for planning and forecasting future performance. MoSys’ management believes that the presentation of non-GAAP financial measures that exclude these items is useful to investors because management does not consider these charges part of the day-to-day business or reflective of the core operational activities of the company that are within the control of management or that would be used to evaluate management’s operating performance.

Investors are encouraged to review the reconciliation of these non-GAAP financial measures to the comparable GAAP results, which is provided in a table below the Condensed Consolidated Statements of Operations. The non-GAAP financial measures disclosed by the company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated. The non-GAAP financial measures used by the company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. For additional information regarding these non-GAAP financial measures, and management’s explanation of why it considers such measures to be useful, refer to the Form 8-K dated January 30, 2015, that the company filed with the Securities and Exchange Commission.

Forward-Looking Statements

This press release may contain forward-looking statements about the company, including, without limitation, anticipated benefits and performance expected from our IC products and the company’s future markets and future business prospects. Forward-looking statements are based on certain assumptions and expectations of future events that are subject to risks and uncertainties. Actual results and trends may differ materially from historical results or those projected in any such forward-looking statements depending on a variety of factors. These factors include, but are not limited, to the following:

  achieving additional IC design wins;
  commencing volume shipments of Bandwidth Engine ICs;
  the timing of customer orders and product shipments;
  our ability to enhance our existing proprietary technologies and develop new technologies;
  achieving necessary acceptance and adoption of our IC architecture and interface protocols by potential customers and their suppliers;
  difficulties and delays in the development, production, testing and marketing of our ICs;
  reliance on our manufacturing partners to assist successfully with the fabrication of our ICs;
  availability of quantities of ICs supplied by our manufacturing partners at a competitive cost;
  our lack of recent experience as a fabless semiconductor company making and selling proprietary ICs;
  level of intellectual property protection provided by our patents, the expenses and other consequences of litigation, including intellectual property infringement litigation, to which we may be or may become a party from time to time;
  vigor and growth of markets served by our customers and our operations; and

other risks identified in the company’s most recent report on Form 10-K filed with the Securities and Exchange Commission, as well as other reports that MoSys files from time to time with the Securities and Exchange Commission. MoSys undertakes no obligation to update publicly any forward-looking statement for any reason, except as required by law, even as new information becomes available or other events occur in the future.

About MoSys, Inc.

MoSys, Inc. (NASDAQ: MOSY) is a fabless semiconductor company enabling leading equipment manufacturers in the networking and communications systems markets to address the continual increase in Internet users, data and services. The company’s solutions deliver data path connectivity, speed and intelligence while eliminating data access bottlenecks on line cards and systems scaling from 100G to multi-terabits per second. Engineered and built for high-reliability carrier and enterprise applications, MoSys' Bandwidth Engine® and LineSpeed™ IC product families are based on the company's patented high-performance, high-density intelligent access and high-speed serial interface technology, and utilize the company's highly efficient GigaChip® Interface. MoSys is headquartered in Santa Clara, California. More information is available at www.mosys.com.

Bandwidth Engine, GigaChip and MoSys are registered trademarks of MoSys, Inc. in the US and/or other countries. LineSpeed and the MoSys logo are trademarks of MoSys, Inc. All other marks mentioned herein are the property of their respective owners.

(Financial Tables to Follow)

MOSYS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts; unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013

Net Revenue
Product	$287	$183	$2,280	$394
Royalty and other	859	803	3,100	4,004
Total net revenue	1,146	986	5,380	4,398

Cost of Net Revenue
Product and other	272	220	2,318	474
Total cost of net revenue	272	220	2,318	474

Gross Profit	874	766	3,062	3,924

Operating Expenses
Research and development	8,268	5,779	29,261	23,325
Selling, general and administrative	1,543	1,483	6,519	6,161
Gain on sale of assets	-	-	-	(630)
Total operating expenses	9,811	7,262	35,780	28,856

Loss from operations	(8,937)	(6,496)	(32,718)	(24,932)

Other income, net	28	43	143	209
Loss before income taxes	(8,909)	(6,453)	(32,575)	(24,723)

Income tax provision	42	3	107	71

Net loss	$(8,951)	$(6,456)	$(32,682)	$(24,794)

Net loss per share
Basic and diluted	($0.18)	($0.13)	($0.66)	($0.55)

Shares used in computing net loss per share
Basic and diluted	49,783	48,543	49,528	45,246

MOSYS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, unaudited)

	December 31,
	2014	2013

Assets
Current assets:
Cash, cash equivalents and investments	$23,549	$36,556
Accounts receivable, net	177	148
Inventories	881	567
Prepaid expenses and other	887	1,104
Total current assets	25,494	38,375

Long-term investments	2,245	13,926
Property and equipment, net	854	706
Goodwill	23,134	23,134
Intangible assets, net	655	1,655
Other assets	244	193
Total assets	$52,626	$77,989

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$495	$276
Accrued expenses and other	2,350	2,079
Total current liabilities	2,845	2,355

Long-term liabilities	241	216

Stockholders' equity	49,540	75,418

Total liabilities and stockholders’ equity	$52,626	$77,989

MOSYS, INC.
Reconciliation of GAAP to Non-GAAP Net Loss and Net Loss Per Share
(In thousands, except per share amounts; unaudited)

		Three Months Ended		Twelve Months Ended
		December 31,		December 31,
		2014	2013	2014	2013

GAAP net loss		$(8,951)	$(6,456)	$(32,682)	$(24,794)
Stock-based compensation expense
-	Cost of net revenue	-	-	-	7
-	Research and development	766	641	3,419	2,565
-	Selling, general and administrative	229	257	1,172	1,126
	Total stock-based compensation expense	995	898	4,591	3,698

Amortization of intangible assets		250	249	1,000	999

Non-GAAP net loss		$(7,706)	$(5,309)	$(27,091)	$(20,097)

GAAP net loss per share		$(0.18)	$(0.13)	$(0.66)	$(0.55)
Reconciling items
-	Stock-based compensation expense	0.02	0.01	0.09	0.09
-	Amortization of intangible assets	0.01	0.01	0.02	0.02

Non-GAAP net loss per share: basic and diluted		$(0.15)	$(0.11)	$(0.55)	$(0.44)

Shares used in computing non-GAAP net loss per share
Basic and diluted		49,783	48,543	49,528	45,246

CONTACT:
MoSys, Inc.
Jim Sullivan, CFO, +1-408-418-7500
jsullivan@mosys.com
or
Shelton Group, Investor Relations
Beverly Twing, Sr. Acct. Manager, +1-214-272-0089
btwing@sheltongroup.com